                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                          LEXMARK INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          LEXMARK INTERNATIONAL, INC.
                            ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550

March 18, 2004

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Lexmark International, Inc., which will be held on Thursday, April 22, 2004, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.

     The attached notice of meeting and proxy statement describe the matters to be acted upon at the meeting. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to complete the enclosed proxy and return it in the envelope provided.

     I look forward to seeing you on April 22nd.

                                          Sincerely,

                                          /s/ Paul J. Curlander
                                          Paul J. Curlander
                                          Chairman and
                                          Chief Executive Officer

                          LEXMARK INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ON THURSDAY, APRIL 22, 2004

March 18, 2004

To the Stockholders:

     The Annual Meeting of Stockholders of Lexmark International, Inc. (the "Company") will be held on Thursday, April 22, 2004, at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511, for the following purposes:

          1. To elect four Directors for terms expiring in 2007;

          2. To approve the Company's Senior Executive Incentive Compensation Plan;

          3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the Company's fiscal year ending December 31, 2004; and

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on Friday, March 5, 2004 will be entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at the Company's offices at One Lexmark Centre Drive, Lexington, Kentucky 40550 for a period of ten days prior to the meeting.

                                          By Order of the Board of Directors

                                          /s/ Vincent J. Cole
                                              Vincent J. Cole
                                              Secretary

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOUR VOTE IS IMPORTANT.

                          LEXMARK INTERNATIONAL, INC.
                            ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550

                       ---------------------------------

                                PROXY STATEMENT
                       ---------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Lexmark International, Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company on Thursday, April 22, 2004, to be held at 8:00 a.m., at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 18, 2004. The Company's Annual Report for the fiscal year ended December 31, 2003 is enclosed.

     Only stockholders of record at the close of business on Friday, March 5, 2004 will be entitled to vote at the meeting. As of such date, there were 129,513,276 shares (excluding shares held in treasury) of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), issued and outstanding. Each share of Class A Common Stock entitles the holder to one vote.

     The enclosed proxy, if properly signed and returned, will be voted in accordance with its terms. Any signed proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

     Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and the inspector will determine whether a quorum is present. The Directors to be elected at the meeting will be elected by a plurality of the votes cast by the stockholders present in person or by proxy and entitled to vote. Votes may be cast for or withheld from a nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

     Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of the Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding other proposals. The affirmative vote of a majority of the shares of Class A Common Stock present in person or by proxy is required to approve the Company's proposals other than the election of the Directors. Abstentions on proposals that require the approval of a majority of the shares of Class A Common Stock present in person or by proxy and entitled to vote will have the effect of a vote against such proposals.

     A broker non-vote occurs under the rules of the New York Stock Exchange when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. Broker non-votes are counted as present for purposes of determining the existence of a quorum. Therefore, broker non-votes on proposals that require the approval of a majority of the outstanding shares or the shares present and entitled to vote at the meeting will have the effect of a vote against such proposals.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Action will be taken at the 2004 Annual Meeting to elect four Class I Directors to serve until the 2007 Annual Meeting of Stockholders. The nominees, as well as the Class II and Class III Directors who are continuing to serve, are listed below together with certain information about each of them. The nominees for election at the 2004 Annual Meeting of Stockholders are Frank T. Cary, Paul
J. Curlander, Martin D. Walker and James F. Hardymon. Mr. Cary, Dr. Curlander, Mr. Walker and Mr. Hardymon have been Directors since March 1991, February 1997, February 1997 and July 1998, respectively. Mr. Cary, Dr. Curlander, Mr. Walker and Mr. Hardymon were elected by the stockholders in April 2001 to serve as Class I Directors with terms expiring at the 2004 Annual Meeting of Stockholders.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present at the Annual Meeting. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

CLASS I (TERM ENDING 2007)

     Mr. Frank T. Cary, age 83, has been a Director of the Company since March 1991. Mr. Cary retired as Chief Executive Officer of International Business Machines Corporation ("IBM") in January 1981. Mr. Cary currently serves as a director of Celgene Corporation, Cygnus, Inc., ICOS Corporation, Lincare, Inc., and Vion Pharmaceuticals, Inc.

     Dr. Paul J. Curlander, age 51, has been a Director of the Company since February 1997. Since April 1999, Dr. Curlander has been Chairman and Chief Executive Officer of the Company. From May 1998 to April 1999, Dr. Curlander served as President and Chief Executive Officer, from February 1997 to May 1998, he served as President and Chief Operating Officer, and from January 1995 to February 1997, he served as Executive Vice President, Operations of the Company. In 1993, Dr. Curlander became a Vice President of the Company, and from 1991 to 1993 he was General Manager of the Company's printer business.

     Mr. Martin D. Walker, age 71, has been a Director of the Company since February 1997. Mr. Walker retired as the Chairman of the M.A. Hanna Company in December 1999, a position he had served in on an interim basis since October 1998. From October 1998 to June 1999, Mr. Walker also served as Chief Executive Officer of the M.A. Hanna Company on an interim basis. He had previously served as Chairman and Chief Executive Officer of the M.A. Hanna Company from September 1986 until December 1996, and continued as Chairman of the Board until June 1997 when he retired. Mr. Walker is also a director of ArvinMeritor, Inc., Graphic Packaging Corporation, Textron, Inc., and The Timken Company.

     Mr. James F. Hardymon, age 69, has been a Director of the Company since July 1998. From July 1998 until his retirement in January 1999, Mr. Hardymon served as Chairman of Textron, Inc. From January 1993 to July 1998, Mr. Hardymon served as Chairman and Chief Executive Officer, and from January 1992 to January 1993, he served as President and Chief Executive Officer, of Textron, Inc., which he joined in November 1989 as President, Chief Operating Officer and Director. In 1993, he assumed the additional title of Chairman and relinquished the title of President in 1994. Prior to joining Textron, Mr. Hardymon had a 28-year career at Emerson Electric Co., where he held a number of positions including Vice Chairman, Chief Operating Officer, Director and President. Mr. Hardymon also serves as a director of Air Products and Chemicals, Inc., American Standard Inc., and Circuit City Stores, Inc.

     The following information on Class II and Class III Directors is submitted concerning the other Directors of the Company whose election is not being sought at this meeting and whose terms of office will continue after the 2004 Annual Meeting of Stockholders.

CLASS II (TERM ENDING 2005)

     Mr. B. Charles Ames, age 78, has been a Director of the Company since March 1991. Since prior to 1991, Mr. Ames has been a principal of Clayton, Dubilier & Rice, Inc. Mr. Ames was previously Chairman and Chief Executive Officer of Reliance Electric Company, The Uniroyal Goodrich Tire Company and Acme Cleveland Corporation. Mr. Ames also serves as a director of The Progressive Corporation.

     Mr. Ralph E. Gomory, age 74, has been a Director of the Company since March 1991. Since 1989, Mr. Gomory has served as President of the Alfred P. Sloan Foundation. Prior to such time, Mr. Gomory was Senior Vice President for Science and Technology at IBM. Mr. Gomory also serves as a director of The Washington Post Company.

     Mr. Marvin L. Mann, age 70, has been a Director of the Company since March 1991. In April 1999, Mr. Mann was named Chairman Emeritus upon his retirement as Chairman of the Board of the Company, a position he had held since March 1991. From March 1991 through May 1998, Mr. Mann also served as Chief Executive Officer, and from March 1991 through February 1997, he also served as President of the Company. Prior to such time, Mr. Mann was an IBM Vice President. Mr. Mann also serves as a director of Imation Corporation and is Chairman of the Independent Trustees of Fidelity Funds.

     Ms. Teresa Beck, age 49, has been a Director of the Company since April 2000. Ms. Beck served as President of American Stores Co. from 1998 to 1999 and as Chief Financial Officer from 1993 to 1998. Prior to joining American Stores Co., Ms. Beck served as an audit manager for Ernst & Young LLP. Ms. Beck also serves as a director of Albertson's, Inc., Questar Corporation and Textron, Inc.

CLASS III (TERM ENDING 2006)

     Mr. Michael J. Maples, age 61, has been a Director of the Company since February 1996. Until July 1995, Mr. Maples was Executive Vice President of the Worldwide Products Group and a member of the Office of the President of Microsoft Corporation. Mr. Maples, who joined Microsoft in 1988, has over 30 years of experience in the computer industry. Before joining Microsoft, he was Director of Software Strategy for IBM. Mr. Maples also serves as a director of NetIQ Corporation and PeopleSoft, Inc.

     Mr. Stephen R. Hardis, age 68, has been a Director of the Company since November 1996. In July 2000, Mr. Hardis retired as Chairman and Chief Executive Officer of Eaton Corporation, which he joined in 1979 as Executive Vice President -- Finance and Administration. He was elected Vice Chairman and designated Chief Financial and Administrative Officer in 1986. He became Chief Executive Officer of Eaton Corporation in September 1995 and Chairman in January 1996. Mr. Hardis also serves as Chairman of Axcelis Technologies, Inc. and as a director of American Greetings Corporation, Apogent Technologies, Inc., Marsh & McLennan Companies, Inc., Nordson Corporation, The Progressive Corporation and STERIS Corporation.

     Mr. William R. Fields, age 54, has been a Director of the Company since December 1996. Mr. Fields is Chairman and Chief Executive Officer of APEC (China) Asset Management Ltd. Previously, Mr. Fields served as Chairman and Chief Executive Officer of Factory 2-U Stores, Inc. from 2002 to 2003, President and Chief Executive Officer of Hudson's Bay Company from 1997 to 1999 and as Chairman and Chief Executive Officer of Blockbuster Entertainment Group, a division of Viacom, Inc., from 1996 to 1997. Mr. Fields has also held numerous positions with Wal-Mart Stores, Inc., which he joined in 1971. He left Wal-Mart in March 1996 as President and Chief Executive Officer of Wal-Mart Stores Division, and Executive Vice President of Wal-Mart Stores, Inc.

     Mr. Robert Holland, Jr., age 63, has been a Director of the Company since December 1998. In April 2001, Mr. Holland retired as Chief Executive Officer of WorkPlace Integrators, a company he acquired in June 1997 and sold in April 2001. Mr. Holland maintains a consulting practice for strategic development assistance to senior management of Fortune 500 companies. Previously, Mr. Holland was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. from February 1995 to December 1996, Chairman and Chief Executive Officer of Rokher-J Inc. from 1991 to 1995 and from 1981 to 1984, Chairman of Gilreath Manufacturing, Inc. from 1987 to 1991 and Chairman and Chief Executive Officer of City Marketing from 1984 to 1987. Mr. Holland is a former partner with McKinsey & Company, Inc. and held various positions at Mobil Oil Corporation from 1962 to 1968. He also serves as a director of Carver Bancorp, Inc., The MONY Group Inc. and YUM! Brands, Inc.

COMPOSITION OF BOARD AND COMMITTEES

     The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes. Of the twelve members of the Board of Directors, four have been elected as Class I Directors, four have been elected as Class II Directors, and four have been elected as Class III Directors, with terms expiring at the time of the Annual Meeting of Stockholders to be held in 2004, 2005 and 2006, respectively. At each succeeding Annual Meeting of Stockholders, the respective successors of the Directors whose terms are expiring shall be elected for terms expiring at the Annual Meeting of Stockholders held in the third succeeding year. Directors may only be removed from the Board for cause.

     The Board of Directors held 5 meetings during 2003. All members of the Board attended at least 75% of the meetings of the Board and committees of the Board on which they served. While the Company does not have a formal policy regarding the attendance of Directors at the Annual Meeting of Stockholders, all Directors are strongly urged to attend. All but two members of the Board of Directors attended last year's Annual Meeting of Stockholders.

     The Board has four standing committees: an Executive Committee, a Finance and Audit Committee, a Compensation and Pension Committee and a Corporate Governance and Public Policy Committee.

     The Executive Committee consists of Messrs. Cary, Gomory, Holland, Mann and Dr. Curlander, with Dr. Curlander serving as Chair. The Executive Committee adopted a written charter in April 2000. The Executive Committee is responsible for exercising all of the powers and authority of the Board of Directors during intervals between Board meetings, except for those powers delegated to the other committees of the Board and the powers which pursuant to Delaware law may not be delegated to a committee of the Board. The Committee did not meet during 2003.

     The Finance and Audit Committee consists of Ms. Beck and Messrs. Gomory, Hardymon, Holland and Maples, with Ms. Beck serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Finance and Audit Committee adopted a written charter in April 2000 and amended such charter in February of each of the years 2001 through 2004. A copy of the charter is attached to this Proxy Statement as Exhibit A. The Finance and Audit Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight and monitoring responsibilities with respect to the systems of internal controls established by management, the integrity and transparency of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the Company's policies related to risk assessment and risk management, the independent auditors' qualifications and independence, the performance of the independent auditors' and the Company's internal audit functions, and the Company's financial strategy and policies, capital structure, share repurchase and dividend policy and capital expenditures. The Committee held five meetings during 2003.

     The Compensation and Pension Committee consists of Messrs. Ames, Cary, Fields, Hardis and Walker, with Mr. Ames serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Compensation and Pension Committee adopted a written charter in April 2000 and amended such charter in February 2004. The Compensation and Pension Committee is responsible for assuring that the Company has a competitive executive compensation program in order to attract and retain qualified executives and to provide incentives to management of the Company for the attainment of the Company's goals and objectives. The Compensation and Pension Committee is also responsible for periodically reviewing and approving the Company's pension plan, 401(k) savings plan and employee stock purchase plan. The Committee held five meetings during 2003.

     The Corporate Governance and Public Policy Committee consists of Ms. Beck and Messrs. Ames, Hardymon, Mann and Walker, with Mr. Walker serving as Chair. Each member of the Committee is independent as defined under the listing standards of the New York Stock Exchange. The Corporate Governance and Public Policy Committee adopted a written charter in April 2000 and amended such charter in February 2004. The

Corporate Governance and Public Policy Committee is responsible for providing counsel to the Board with respect to corporate governance issues, including Board and committee organization, membership, and function, and acting in an advisory capacity to the Board and the Company's management on public policy issues. The Corporate Governance and Public Policy Committee is also responsible for the nomination of persons for election to the Board. The Committee held three meetings during 2003.

NOMINATION OF DIRECTORS

     The Corporate Governance and Public Policy Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors for election, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs and composition of the Board at the time. The Corporate Governance and Public Policy Committee will consider candidates for election who bring knowledge, experience, expertise and diversity that would strengthen the Board. In the past, the Committee has identified director nominees from various sources, including officers, directors and professional search consultants, but the Committee will also consider nominees recommended by stockholders.

     Stockholders wishing to recommend a director candidate for consideration by the Corporate Governance and Public Policy Committee may do so by complying with the procedures and providing the information required by the Company's By-Laws.

     Copies of the Company's Corporate Governance Principles and each of the committee charters may be accessed on the Corporate Governance section of the Company's Investor Relations website at http://investor.lexmark.com. Stockholders may communicate with the Board of Directors through the Corporate Secretary by writing to him at Lexmark International, Inc., 740 West New Circle Road, Lexington, Kentucky 40550. The Corporate Secretary will review all communications and forward appropriate correspondence to the proper Board member or members.

COMPENSATION OF DIRECTORS

     The Company's policy is to pay compensation only to those Directors who are not also employees of the Company or any of its subsidiaries or affiliated with any principal stockholder of the Company (each, an "Eligible Director"). All Directors are, however, reimbursed for expenses incurred in attending Board and committee meetings.

     In 2003, each Eligible Director of the Company received an annual retainer of $33,000, a daily attendance fee of $2,500 for attendance at Board and/or committee meetings held on the same day, a daily attendance fee of $2,000 ($2,500 for Finance and Audit Committee members) for attendance at committee meetings which were held the evening before a Board meeting and $750 per meeting for participation in telephonic meetings. Any such Eligible Director who served as the chair of a committee also received an annual retainer of $5,000 ($7,500 for the Finance and Audit Committee Chair).

     Beginning in 2004, each Eligible Director of the Company will receive an annual retainer of $35,000. Any Eligible Director who serves as the chair of a committee other than the Finance and Audit Committee will receive an annual retainer of $6,500. The Finance and Audit Committee Chair will receive $10,000. All other compensation paid to each Eligible Director of the Company will remain the same.

     In addition, each Eligible Director has the opportunity to participate in the Company's Nonemployee Director Stock Plan (the "Director Plan") described below. In April 2003, all Eligible Directors received an Annual Award (as defined below) of options to purchase 2,500 shares. It is currently anticipated that Annual Awards will continue to be made in order to attract, retain and motivate the best qualified Directors and to enhance a long-term mutuality of interest between the Company's Directors and stockholders. The number of options granted in an Annual Award is reviewed annually by the Board of Directors. In 2003, the total exercise price of the grant per Director was approximately $150,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. The Board of Directors has determined based on an analysis of comparable company market data that the 2004 Annual Award will increase to approximately $250,000 in total exercise price based on the closing price of the Class A Common Stock on the last day of the prior fiscal year.

     Under the Director Plan, upon election to the Board, each Eligible Director of the Company receives a one-time grant of options to purchase shares of Class A Common Stock at a purchase price per share equal to the fair market value of a share of Class A Common Stock on the date of grant (the "Initial Award"). The number of options granted in the Initial Award for an Eligible Director elected in any calendar year is reviewed annually by the Board of Directors. In 2004, the total exercise price of any Initial Award will be approximately $500,000 based on the closing price of the Class A Common Stock on the last day of the prior fiscal year. Each Eligible Director may, at the discretion of the Board, also be granted one or more option awards after the Initial Award (each an "Annual Award").

     In addition, each Eligible Director may elect to defer payment of all or a portion of the annual retainer, attendance and meeting fees (the "Annual Fees") and to receive in lieu thereof a grant of deferred stock units equal to the amount of Annual Fees so deferred, divided by the fair market value of a share of Class A Common Stock on the date of grant of the deferred stock units.

     The Company has entered into an indemnification agreement with each of its Directors, which requires the Company to indemnify them against certain liabilities that may arise as a result of their status or service as Directors of the Company.

                        SECURITY OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table furnishes certain information, to the best knowledge of the Company, as of March 5, 2004, as to the shares of Class A Common Stock beneficially owned by (i) each Director of the Company, (ii) each person serving as the Chief Executive Officer during 2003 and the four other most highly compensated officers of the Company, (iii) all Directors and executive officers of the Company as a group and (iv) each person owning beneficially more than 5% of the outstanding shares of Class A Common Stock. Except as otherwise indicated, the address of each person listed below is the address of the Company.

                                                            AMOUNT AND NATURE      PERCENTAGE
BENEFICIAL OWNER                                         OF BENEFICIAL OWNERSHIP    OF CLASS
----------------                                         -----------------------   ----------
Barclays Private Bank Limited..........................        16,287,862(1)         12.68%
  59/60 Grosvenor Street
  London, WIX 9DA England
FMR Corp. .............................................        10,998,212(2)          8.56
  82 Devonshire Street
  Boston, MA 02109
Marsh & McLennan Companies, Inc. ......................         6,930,611(3)          5.30
  1166 Avenue of the Americas
  New York, NY 10036
B. Charles Ames........................................           106,572(4)(5)          *
Teresa Beck............................................            10,635(4)             *
Frank T. Cary..........................................            51,544(4)             *
William R. Fields......................................            27,133(4)             *
Ralph E. Gomory........................................            31,595(4)             *
Stephen R. Hardis......................................            76,286(4)             *
James F. Hardymon......................................            18,826(4)             *
Robert Holland, Jr. ...................................            18,373(4)             *
Marvin L. Mann.........................................         1,010,379(4)(6)          *
Michael J. Maples......................................            22,727(4)             *
Martin D. Walker.......................................            31,864(4)(7)          *
Paul J. Curlander......................................         1,168,701(4)             *
Paul A. Rooke..........................................           133,127(4)(8)          *
Gary E. Morin..........................................           298,714(4)             *
Vincent J. Cole........................................           118,523(4)(9)          *
Najib Bahous...........................................            76,020(4)(10)         *
All directors and executive officers as a group (21
  persons).............................................         3,390,015(4)          2.62

---------------

  * Less than 1% of class.

 (1) Based on a Schedule 13G provided to the Company on February 13, 2004. Barclays Private Bank Limited, through its control of various other banks, broker dealers and investment advisers in the Barclays family, has sole power to vote or direct the voting of 14,521,002 shares and sole power to dispose or direct the disposition of 14,527,202 shares.

 (2) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 10,342,112 shares as a result of acting as investment adviser to various registered investment companies. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 10,342,112 shares, but not the power to vote or direct the voting of such shares. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank, is the beneficial owner of 423,600 shares as a result of its serving as an investment manager of the institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 423,600 shares and sole power to vote or direct the voting of 377,042 shares, and no power to vote or direct the voting of 46,558 shares. Members of the Edward C. Johnson 3d family may be deemed to form a control group with FMR Corp. based on their ownership of voting common stock of FMR Corp. and the existence of a shareholders' voting agreement. Fidelity International Limited, a Bermudian joint stock company and an investment adviser which may be deemed to be part of a control group with FMR Corp. based on the ownership of 39.89% of its voting stock by the Edward C. Johnson 3d family, has sole power to vote and sole power to dispose of 232,000 shares.

 (3) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004, by Putnam LLC (d/b/a Putnam Investments), a holding company and wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("Marsh"), filing on behalf of itself, Marsh, Putnam Investment Management, LLC ("Investment Management") and The Putnam Advisory Company, LLC ("Advisory Company"). Investment Management, a registered investment adviser to the Putnam family of mutual funds, has shared voting power over 277,604 shares and shared dispositive power over 6,265,157 shares. Advisory Company, a registered investment adviser to institutional clients, has shared voting power over 248,481 shares and shared dispositive power over 665,454 shares.

 (4) Shares beneficially owned include shares that may be acquired pursuant to the exercise of options that are exercisable within 60 days following March 5, 2004 by the following persons and groups in the following amounts: B. Charles Ames, 11,340 shares; Teresa Beck, 6,300 shares; Frank T. Cary, 23,199 shares; William R. Fields, 20,551 shares; Ralph E. Gomory, 16,047 shares; Stephen R. Hardis, 15,041 shares; James F. Hardymon, 11,875 shares; Robert Holland, Jr., 13,940 shares; Marvin L. Mann, 580,816 shares; Michael
     J. Maples, 13,498 shares; Martin D. Walker, 23,240 shares; Paul J. Curlander, 836,347 shares; Paul A. Rooke, 90,325 shares; Gary E. Morin, 262,556 shares; Vincent J. Cole, 54,388 shares; Najib Bahous, 64,700 shares and all Directors and executive officers as a group (21 persons), 2,186,785 shares. These shares also include Elective Deferred Stock Units that were acquired by executive officers and Supplemental Deferred Stock Units and Restricted Stock Units that have become vested. These shares do not include Supplemental Deferred Stock Units that have yet to become vested in full on the fifth anniversary of their date of grant subject to continued employment. Also included in these shares are Deferred Stock Units that Directors were granted as a result of their election to defer all or a portion of their annual retainer and attendance fees under the Nonemployee Director Stock Plan. These shares also include shares allocated to the employee through participation in the Lexmark Savings Plan. The shares held in the Lexmark Savings Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant in the plan. These shares also include shares allocated to the employee through participation in the Employee Stock Purchase Plan. The shares held in the Employee Stock Purchase Plan can be voted by each employee, and each employee has investment authority over the shares held in his or her account in the plan. In the case of a tender offer, each participant would have the right to tender or not tender his or her shares, subject to a one-year holding period required by the terms of the plan.

 (5) Mr. Ames' shares include 75,000 shares owned by a family limited partnership, of which 97% of the limited partnership interests are held by two revocable trusts -- one established for the benefit of Mr. Ames, for which he is the trustee, and one established for the benefit of Mr. Ames' spouse, for which Mr. Ames' spouse is the trustee. Mr. Ames' shares also include 15,000 shares that are held by a limited liability company in which all of the membership units are held equally (50% each) by Mr. Ames and his spouse. Mr. Ames disclaims beneficial ownership of all such shares.

 (6) Mr. Mann's shares do not include 47,000 shares that are held by an irrevocable trust established by Mr. Mann for the benefit of certain relatives. Mr. Mann's shares include 364,846 shares and options to purchase 575,876 shares that are owned by three family limited partnerships. The general partner of each family limited partnership is a corporation, of which Mr. Mann is the controlling stockholder. Mr. Mann's shares also include 11,002 shares owned by Mr. Mann's spouse. Mr. Mann disclaims beneficial ownership of all such shares.

 (7) Mr. Walker's shares include 4,171 shares owned by a revocable trust established by Mr. Walker for his own benefit. Mr. Walker disclaims beneficial ownership of all such shares.

 (8) Mr. Rooke's shares include 41,059 shares owned by a revocable trust established by Mr. Rooke for his own benefit. Mr. Rooke disclaims beneficial ownership of all such shares.

 (9) Mr. Cole's shares include 23,317 shares and options to purchase 575 shares that are held by a limited liability company ("LLC") of which he is the general manager. Mr. Cole holds 4% of the membership units of the LLC and the remaining 96% of the membership units of the LLC are held equally (48% each) by two trusts for the benefit of his children. Mr. Cole disclaims beneficial ownership of 96% of the securities held by the LLC.

(10) Mr. Bahous' shares include 570 shares owned by members of his immediate family. Mr. Bahous disclaims beneficial ownership of all such shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As required by the Securities and Exchange Commission rules under Section 16 of the Securities and Exchange Act of 1934, the Company notes that it failed to timely file one report on behalf of Mr. Goodnight for a grant by the Company of 10,000 options to purchase the Company's Class A Common Stock which he received in July 2001.

                             EXECUTIVE COMPENSATION

     The information set forth below describes the components of the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company based on 2003 salary and annual incentive compensation (the "Named Executive Officers"). The principal components of such individuals' current cash compensation are the annual salary and the annual incentive compensation included in the Summary Compensation Table. Also described below is the future compensation such individuals are eligible to receive under the Company's retirement plans and existing long-term incentive and equity programs.

     The following table sets forth the compensation earned by the Named Executive Officers for all services rendered to the Company and its subsidiaries during the years ended December 31, 2003, 2002, and 2001.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                    --------------------------------------   -----------------------------------------
                                                                 OTHER                         SECURITIES
                                                INCENTIVE        ANNUAL        RESTRICTED      UNDERLYING      LTIP
NAME AND PRINCIPAL POSITION  YEAR    SALARY    COMPENSATION   COMPENSATION   STOCK AWARDS(1)   OPTIONS(#)   PAYOUTS(2)
---------------------------  ----   --------   ------------   ------------   ---------------   ----------   ----------
P. J. Curlander..........    2003   $875,000    $1,630,000      $      0       $        0       172,170(4)  $        0
  Chairman and Chief         2002    846,438     1,250,000             0                0       198,304(4)           0
  Executive Officer          2001    786,959       152,415             0        2,504,000       171,928(4)   1,472,352
P.A. Rooke...............    2003    430,000       619,095             0                0        69,450(4)           0
  Executive Vice President   2002    374,247       420,000             0                0        72,438(4)           0
  and Division President     2001    324,274        58,175             0                0        47,000        476,762
G. E. Morin..............    2003    395,000       547,126             0                0        55,837(4)           0
  Executive Vice President   2002    386,438       419,225             0                0        50,079(4)           0
  and Chief Financial        2001    365,397        59,296             0                0        49,025(4)   1,051,680
  Officer
V. J. Cole...............    2003    310,000       400,764             0                0        89,665(4)           0
  Vice President, General    2002    301,438       305,107             0                0        39,065(4)           0
  Counsel and Secretary      2001    279,630        43,622             0                0        33,965(4)     420,672
N. Bahous................    2003    334,809(5)    310,000(5)    365,057(5)(6)          0        47,000              0
  Vice President and         2002    244,831(5)    235,621(5)    350,544(5)(6)          0        25,000              0
  Division President         2001    200,722(5)     31,841(5)     67,590(5)(6)     50,080        25,000              0


                              ALL OTHER
                             COMPENSATION
NAME AND PRINCIPAL POSITION      (3)
---------------------------  ------------
P. J. Curlander..........       $6,000
  Chairman and Chief             5,100
  Executive Officer              5,100
P.A. Rooke...............        6,000
  Executive Vice President       5,100
  and Division President         5,100
G. E. Morin..............        6,000
  Executive Vice President       5,100
  and Chief Financial            5,100
  Officer
V. J. Cole...............        6,000
  Vice President, General        5,100
  Counsel and Secretary          5,100
N. Bahous................        2,513(5)
  Vice President and             2,062(5)
  Division President             2,027(5)

---------------

(1) The value reflected in the table is the value on the date of grant (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant by the number of restricted stock units awarded). Of the 50,000 restricted stock units granted to Dr. Curlander on February 21, 2001, 16,667 will vest on each of February 21, 2005 and February 21, 2007. Of the 1,000 restricted stock units granted to Mr. Bahous on February 21, 2001, 500 vested June 21, 2001, 250 vested February 21, 2002 and the remaining 250 vested February 21, 2003. The aggregate number and value of restricted stock units at year end 2003 (calculated by multiplying the closing price of Lexmark Class A Common Stock on December 31, 2003, $78.64, by the number of restricted stock units outstanding at year end) for Dr. Curlander is 33,334/$2,621,386. Unless otherwise determined by the Compensation and Pension Committee, holders of restricted stock units are entitled to receive, either currently or at a future date as specified by the Committee, dividends and other distributions paid with respect to such shares, subject to the same forfeiture and transferability restrictions as apply to the restricted stock units with respect to which they were paid.

(2) Includes payouts awarded under Lexmark's 1997-2000 Long-Term Incentive Program. A portion of the payout made to each of the Named Executive Officers who participated in the program was made in cash. Those amounts are as follows: Dr. Curlander -- $420,672, Mr. Rooke -- $136,218, Mr.
    Morin -- $300,480 and Mr. Cole -- $120,192. The remainder of the payout was made in restricted stock units. The number of restricted stock units awarded to each of the Named Executive Officers is as follows: Dr. Curlander -- 21,000, Mr. Rooke -- 6,800, Mr. Morin -- 15,000, and Mr. Cole -- 6,000. The
    values of the restricted stock units (calculated by multiplying the closing price of Lexmark Class A Common Stock on the date of grant by the number of restricted stock units awarded) that are included in the amounts listed in the Summary Compensation Table are as follows: Dr. Curlander -- $1,051,680, Mr. Rooke -- $340,544, Mr. Morin -- $751,200 and Mr. Cole -- $300,480. Each
    of the restricted stock units awarded was exchanged for one share of Lexmark Class A Common Stock on January 3, 2003.

(3) Matching contribution by the Company under the Lexmark Savings Plan for Dr. Curlander and Messrs. Rooke, Morin and Cole and by a subsidiary of the Company under the Plan d'Epargne Entreprise for Mr. Bahous.

(4) Includes replacement (reload) options awarded automatically upon exercise of options paid for with previously owned shares of Lexmark Class A Common Stock, as follows: 2003 Reloads -- Dr. Curlander -- 22,170 (3,925 of which expired on January 28, 2003 prior to exercise), Mr. Rooke -- 22,450, Mr. Morin -- 8,837 and Mr. Cole -- 56,665 (includes 549 reload options (all of which expired on April 29, 2003 prior to exercise) granted to a limited liability company ("LLC") which is managed and partially owned by Mr. Cole (see footnote (9) to the Beneficial Ownership Table for further information regarding the LLC)); 2002 Reloads -- Dr. Curlander -- 48,304 (10,448 and 3,977 of which expired on May 26, 2002 and January 28, 2003, respectively, prior to exercise), Mr. Rooke -- 10,438, Mr. Morin -- 3,079 and Mr.
    Cole -- 6,065 (includes 2,330 reload options (1,094 of which expired on April 30, 2002 prior to exercise) granted to LLC); 2001 Reloads -- Dr. Curlander -- 21,928 (4,398 of which expired on August 28, 2001 prior to exercise), Mr. Morin -- 2,025 and Mr. Cole -- 965 (all of which expired on June 24, 2001 prior to exercise).

(5) These amounts were calculated using the exchange rate in effect on the dates such payments were made.

(6) Includes the cost of providing various personal benefits to Mr. Bahous in connection with his assignment to the Company's headquarters in Lexington, Kentucky. The personal benefits include, among other things, tax equalization payments in the amount of $239,108, $218,848 and $40,995 for the years 2003, 2002 and 2001, respectively.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information about the Company's equity compensation plans as of December 31, 2003.

                              NUMBER OF SECURITIES TO BE                                       NUMBER OF SECURITIES
                               ISSUED UPON EXERCISE OF        WEIGHTED AVERAGE EXERCISE       REMAINING AVAILABLE FOR
                                 OUTSTANDING OPTIONS,           PRICE OF OUTSTANDING           FUTURE ISSUANCE UNDER
PLAN CATEGORY                    WARRANTS AND RIGHTS       OPTIONS, WARRANTS AND RIGHTS(1)   EQUITY COMPENSATION PLANS
-------------                 --------------------------   -------------------------------   -------------------------
                                                         (NUMBER OF SECURITIES IN MILLIONS)
Equity compensation plans
  approved by
  stockholders(2)...........             11.8                          $52.99                          10.9
Equity compensation plans
  not approved by
  stockholders(3)...........              1.2                           45.74                           0.4
                                         ----                                                          ----
Total.......................             13.0                           52.26                          11.3
                                         ====                                                          ====

---------------

(1) The numbers in this column represent the weighted average exercise price of stock options only.

(2) As of December 31, 2003, of the approximately 11.8 million awards outstanding under the equity compensation plans approved by stockholders, there were approximately 11.3 million stock options (of which 11,040,000 are employee stock options and 274,000 are nonemployee director stock options), 246,000 restricted stock units and supplemental deferred stock units, 21,000 voluntarily deferred performance shares that were earned as of the end of 2000, and 203,000 elective deferred stock units (of which 159,000 are employee elective deferred stock units and 44,000 are nonemployee director elective deferred stock units) that pertain to voluntary elections by certain members of management to defer all or a portion of their annual incentive compensation and by certain nonemployee directors to defer all or a portion of their annual retainer, chair retainer and/or meeting fees, that would have otherwise been paid in cash. Of the 10.9 million shares available, 8.3 million relate to employee plans (of which 3.1 million may be granted as full-value awards), 0.2 million relate to the nonemployee director plan and 2.4 million relate to the employee stock purchase plan.

(3) The Company has only one equity compensation plan which has not been approved by its stockholders, the Lexmark International, Inc. Broad-Based Employee Stock Incentive Plan (the "Broad-Based Plan"). The Broad-Based Plan, which was established on December 19, 2000, provides for the issuance of up to 1.6 million shares of the Company's Common Stock pursuant to stock incentive awards (including stock options, stock appreciation rights, performance awards, restricted stock units and deferred stock units) granted to the Company's employees, other than its Directors and executive officers. The Broad-Based Plan expressly provides that the Company's Directors and executive officers are not eligible to participate in the Plan. The Broad-Based Plan limits the number of shares subject to full-value awards (e.g., restricted stock units and performance awards) to 50,000 shares. The Company's Board of Directors may at any time terminate or suspend the Broad-Based Plan, and from time to time, amend or modify the Broad Based-Plan, but any amendment which would lower the minimum exercise price for options and stock appreciation rights or materially modify the requirements for eligibility to participate in the Broad-Based Plan, requires the approval of the Company's stockholders. In January 2001, all employees other than the Company's Directors, executive officers and senior managers, were awarded stock options under the Broad-Based Plan. All 1.2 million awards outstanding under the equity compensation plan not approved by stockholders are in the form of stock options.

                             OPTION GRANTS IN 2003

                                             INDIVIDUAL GRANTS (1)
                       -----------------------------------------------------------------
                           NUMBER OF        PERCENT OF TOTAL
                           SECURITIES       OPTIONS GRANTED                                 GRANT DATE
                       UNDERLYING OPTIONS     TO EMPLOYEES       EXERCISE     EXPIRATION   PRESENT VALUE
NAME                      GRANTED (#)        IN FISCAL YEAR    PRICE ($/SH)      DATE         ($)(2)
----                   ------------------   ----------------   ------------   ----------   -------------
P.J. Curlander.......         3,925(3)(4)         0.16%           $60.48       1/28/2003    $        0
                              1,878(3)            0.08             59.93       2/09/2005        22,005
                              3,788(3)            0.15             59.93      11/15/2005        52,076
                            150,000(5)            6.01             58.42       2/11/2013     3,928,320
                              5,202(3)            0.21             69.93       2/09/2005        66,793
                              4,143(3)            0.17             63.36       2/09/2005        44,553
                              3,234(3)            0.13             74.22       2/09/2005        37,388
P.A. Rooke...........        47,000(5)            1.88             58.42       2/11/2013     1,230,874
                              1,614(3)            0.06             75.64       2/12/2008        34,934
                             12,180(3)            0.49             75.64       2/11/2009       294,861
                              3,020(3)            0.12             75.64       2/13/2007        56,792
                                794(3)            0.03             75.64      11/15/2005        11,638
                              4,842(3)            0.19             75.64       2/12/2008       104,803
G.E. Morin...........        47,000(5)            1.88             58.42       2/11/2013     1,230,874
                              3,625(3)            0.15             70.50       1/08/2006        57,828
                              5,212(3)            0.21             73.03       2/13/2007        95,423
V.J. Cole............        33,000(5)            1.32             58.42       2/11/2013       864,230
                              8,011(3)            0.32             71.11       2/12/2008       172,988
                                549(3)(4)(6)      0.02             70.50       4/29/2003             0
                             10,340(3)            0.41             72.90       2/11/2009       251,785
                              9,068(3)            0.36             72.90       2/21/2011       259,046
                                713(3)            0.03             72.98      11/15/2005        10,145
                                921(3)            0.04             72.98       7/01/2006        15,006
                              3,131(3)            0.13             72.98       2/13/2007        57,175
                             19,366(3)            0.78             72.98       2/11/2009       456,253
                              4,566(3)            0.18             72.98       2/20/2012       137,410
N. Bahous............        47,000(5)            1.88             58.42       2/11/2013     1,230,874

---------------

(1) Each option permits the optionee (i) to pay for the exercise price with previously owned shares of Class A Common Stock and (ii) to satisfy tax-withholding obligations with shares acquired upon exercise. Unless the Compensation and Pension Committee determines otherwise, replacement (reload) options are automatically granted upon exercise of options paid for with previously owned shares of Class A Common Stock. The number of reload options granted is equal to the number of shares used to satisfy the option exercise cost.

(2) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of options granted during 2003 were in accordance with SFAS 123, as follows:

     (a) Expected Volatility -- The standard deviation of the monthly high stock price over a five-year period immediately preceding the grant date. The volatility used in the calculations was 47.4%.

     (b) Risk-Free Interest Rate -- The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life. The risk-free interest rate used in the calculations ranged from 0.98% to 3.02%.

     (c) Dividend Yield -- The expected dividend yield was 0% based on the historical dividend yield.

     (d) Expected Life -- The expected life of grants, other than reload option grants, was five years. The expected life of reload grants was assumed to be 50% of the remaining period until expiration. The expected life of reload grants ranged from .66 years to 4.2 years.

     (e) Forfeiture Rate -- The forfeiture rate was assumed to be 5% per year for grants other than reload grants. No forfeitures were assumed for reload grants.

(3) These are reload options which have the same terms and conditions (including the same expiration date) as the related option that was exercised using previously owned shares of Class A Common Stock, except that the exercise price of the reload option is equal to the fair market value of a share of Class A Common Stock on the date such reload option is granted and such reload option is not exercisable until the six-month anniversary of the reload grant date.

(4) These reload options have a present value of $0 because the reload options expired before they became exercisable (the six-month anniversary of the reload grant date). Dr. Curlander was granted reload options on January 28, 2003 which expired on January 28, 2003. Mr. Cole was granted reload options on April 24, 2003 which expired on April 29, 2003.

(5) Each option granted has a ten year term and becomes vested as to 20% of the award on the first anniversary of the grant date, and as to an additional 20% on each of the next four anniversary dates, subject to continuation of employment.

(6) The reload option grants were made to a limited liability company ("LLC") which held and exercised the options entitled to the reload grants. The LLC is managed and partially owned by Mr. Cole. See footnote (9) to the Beneficial Ownership Table for further information regarding the LLC.

                      AGGREGATED OPTION EXERCISES IN 2003
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each Named Executive Officer with regard to stock option exercises during 2003 and the aggregate stock options held at December 31, 2003.

                                                          NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS               IN-THE-MONEY OPTIONS AT
                                                       AT FISCAL YEAR-END (#) (1)      FISCAL YEAR-END ($) (2)
                       SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                   BY EXERCISES (#)    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ----------------   ----------   -----------   -------------   -----------   -------------
P. J. Curlander......      157,167        $9,040,485    722,547         545,377      $29,046,803    $9,691,308
P. A. Rooke..........       34,038           876,649     83,961         186,650        1,663,956     3,228,241
G. E. Morin..........       59,000         3,599,213    244,544         158,612        9,619,758     2,991,046
V. J. Cole...........      105,596(3)      3,533,080(3)  44,288(4)      135,997          198,987(4)  2,233,263
N. Bahous............            0                 0     44,100          87,000        1,638,818     2,022,112

---------------

(1) Represents the number of shares subject to outstanding options.

(2) Based on a price of $78.64 per share, the closing price of the Company's Class A Common Stock on December 31, 2003, minus the exercise price.

(3) 661 of these shares were acquired and $7,958 of the value was realized through one option exercise by a limited liability company ("LLC") which is managed and partially owned by Mr. Cole. See footnote (9) to the Beneficial Ownership Table for further information regarding the LLC.

(4) At December 31, 2003, 575 of the exercisable options having a value of $11,604 were held by the LLC.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     The following table shows all long-term incentive awards in 2003 to each of the named executive officers:

                                                              ESTIMATED FUTURE PAYOUTS
                                PERFORMANCE OR OTHER      UNDER NON-STOCK PRICE-BASED PLANS
                               PERIOD UNTIL MATURATION   -----------------------------------
NAME                                  OR PAYOUT          THRESHOLD     TARGET      MAXIMUM
----                           -----------------------   ---------   ----------   ----------
P. J. Curlander..............   1/1/2003 - 12/31/2005    $455,000    $1,400,000   $2,835,000
P. A. Rooke..................   1/1/2003 - 12/31/2005     186,875       575,000    1,164,375
G. E. Morin..................   1/1/2003 - 12/31/2005     169,000       520,000    1,053,000
V. J. Cole...................   1/1/2003 - 12/31/2005     108,875       335,000      678,375
N. Bahous....................   1/1/2003 - 12/31/2005     113,750       350,000      708,750

     The Plan awards are denominated in cash but may be paid in cash, stock or a combination of cash and stock at the Compensation and Pension Committee's discretion. The award is earned for achieving cumulative revenue, operating income and cash cycle objectives over a three-year period beginning 1/1/03 and ending 12/31/05.

     For any payout to occur either (a) both revenue and operating income or (b) cash cycle minimum objectives must be attained. The payment of each executive's long-term incentive bonus is also conditioned on continued employment and eligibility. In the case of death or long-term disability during the performance period, a prorated payout, if any, will be based on actual financial performance over the entire performance period.

     The revenue portion of the award calculation will be 35%, 70% and 105% of the target award for each of the threshold, target and maximum business objectives. The operating income portion acts as a multiplier of the revenue award percentage at 50%, 100% and 150% for threshold, target and maximum, respectively. Finally, the cash cycle portion of the award will be 15%, 30% or 45% of the target award if the threshold, target or maximum cash cycle objective, respectively, is achieved.

LEXMARK RETIREMENT GROWTH ACCOUNT PLAN

     The Lexmark Retirement Plan was amended and restated as the Lexmark Retirement Growth Account Plan effective January 1, 1998. The Plan is a defined benefit pension plan. An initial Retirement Growth Account balance was established for each Lexmark Retirement Plan participant as of January 1, 1998. Individual Retirement Growth Account balances grow with the addition of annual allocations equaling 6% of eligible earnings (salary, commission payments and recurring payments under any form of variable compensation plan, incentive pay and certain other payments such as overtime and premium pay) as well as an interest component. The annual allocation equaling 6% of eligible earnings ceases after 35 years of total service, but interest continues to accrue on individual Retirement Growth Account balances. Upon leaving the Company after the participant has become vested (requiring 5 years of service), the participant can elect an annuity funded by the Retirement Growth Account balance or may request a lump sum payment of the Retirement Growth Account balance.

     The Lexmark Retirement Plan was designed to provide a monthly retirement income based on service and earnings. The retirement benefit under the Lexmark Retirement Plan is calculated as the sum of a Core Retirement Benefit (for employees hired before January 1, 1993), a career average formula based upon an employee's credited service and earnings, and a Personal Retirement Provision, which provided annual allocations based upon an employee's earnings and guaranteed interest credits.

     The Company has adopted a Supplemental Retirement Plan to pay retirement benefits which, but for limitations under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code, would have been paid under the Lexmark Retirement Plan. These benefits are paid out of the general funds of the Company.

     Under the foregoing plans, each of the Named Executive Officers is entitled to an estimated annual retirement pension, calculated as of March 1, 2004, upon normal retirement at age 65, in the following amounts: Dr. Curlander $465,394, Mr. Rooke $226,295, Mr. Morin $110,365 and Mr. Cole $206,247.

FRENCH RETIREMENT PLANS

     Mr. Bahous was assigned from Lexmark Europe SARL ("Lexmark SARL"), a subsidiary of the Company located in France, to the Company's headquarters in Lexington, Kentucky. As an assignee, Mr. Bahous was maintained on the Lexmark SARL payroll, and Lexmark SARL and Mr. Bahous contributed to the normal French benefits, including the mandatory French pension plans.

     For French employees, retirement benefits consist of mandatory benefits and a complementary plan that was transferred from IBM when the Company was formed, and was converted into a Company plan in 2002. The complementary plan transferred by IBM is a defined contribution plan managed by AXA, a French insurance company.

     The mandatory benefits are divided into Social Security, the mandatory plan ("ARRCO") and the mandatory plan for executives, professionals and managers ("AGIRC"). The benefit from Social Security is a maximum of 50% of the 25 year average of the Social Security ceiling. With respect to the ARRCO and AGIRC plans, the contributions secure pension points. Pension points are a measurement unit similar to units purchased in a mutual fund or unit trust. The total number of accumulated points at retirement is multiplied by the point value at the date of retirement to determine the ARRCO and AGIRC pension benefit.

     Under the ARRCO and AGIRC plans, Mr. Bahous is entitled to an estimated annual retirement pension, calculated as of March 1, 2004 upon normal retirement at age 61, in the following amount: $128,446.

EMPLOYMENT CONTRACTS

     The Company is party to employment agreements with each of Dr. Curlander and Messrs. Rooke, Morin and Cole with employment terms expiring June 30, 2005. The employment agreements will automatically renew for an additional two-year employment term, unless notice is given by the Company or the employee of an intention not to renew the agreement prior to the expiration date of the current term. Dr. Curlander receives an annual base salary of $875,000, Mr. Rooke receives an annual base salary of $430,000, Mr. Morin receives an annual base salary of $395,000 and Mr. Cole receives an annual base salary of $310,000. Such salaries may be increased by the Board of Directors, in its discretion, from time to time. In addition, each executive is eligible to receive an annual incentive compensation award equal to a percentage of such base salary ranging from 0% to 200% in the case of Dr. Curlander, 0% to 150% in the case of Messrs. Rooke and Morin and 0% to 140% in the case of Mr. Cole, depending upon the performance of the individual, the individual's business unit and the Company measured against performance goals established by the Compensation and Pension Committee. In the event of a termination of an executive's employment by the Company "without cause" or for "good reason" (each as defined in the employment agreements), the executive will continue to receive payments of his or her base salary as an employee for a period equal to the greater of one year or the remaining term of the employment agreement. In addition, the executive will be entitled to a pro rata annual bonus for the year of termination. Each of the employment agreements contains covenants regarding nondisclosure of confidential information, non-competition and non-solicitation.

     Lexmark SARL entered into an employment agreement with Mr. Bahous on April 1, 1991. The agreement, which is governed by French law, has an indefinite term and was entered into by Lexmark SARL in accordance with the rules of the industrial association of which the company is a member. Pursuant to the agreement, Mr. Bahous is entitled to 39,300 French Francs per month based on a 13-month year (annual compensation of 510,900 French Francs), subject to increase from time to time in the discretion of the company's management. Under French law, in the event Mr. Bahous voluntarily terminates his employment, he must provide six months prior notice. The Company may elect to ask him to work the notice period, but is not obligated to do so, in which case he would be paid his base salary for the six-month period. If Mr. Bahous is terminated for any legally acceptable reason other than serious cause termed "Faute lourde" under French Law, he would be entitled to receive his current base salary for the six-month notice period and severance payments (which are based on his current base salary and incentive compensation) for an additional period of approximately 15 months. In addition, Mr. Bahous would be entitled to a prorata portion of his incentive compensation for the year in which his employment is terminated.

     In April 1998, the Company entered into Change in Control Agreements with several executive officers of the Company, including Dr. Curlander, and Messrs. Rooke, Morin and Cole. Under the terms of those agreements, each of the named Executive Officers is entitled to participate in the incentive, savings, retirement, and welfare benefit plans and to receive their fringe benefits, for a period of two years following a change in control of the Company. If following a change in control of the Company, the named executive officer is terminated other than for "Cause," death, or disability, or the executive terminates his or her employment for "Good Reason" (terms as defined in the agreements), he will be entitled to receive as a lump sum within 30 days of the termination (a) his or her base salary and pro rata portion of the annual bonus through the date of termination, and (b) three times (two times in the case of Mr. Cole) the sum of his or her annual base salary and incentive compensation, calculated assuming the Company attained its financial targets and disregarding personal attainment goals for the years in question. In addition, for a period of three years (two years in the case of

Mr. Cole) following the executive's date of termination, the Company will be obligated to continue to provide at least the same level of benefits that were provided during the executive's employment, or if more favorable to the executive, as in effect thereafter. Any stock incentive awards held by the executive under the Company's Stock Incentive Plan will be canceled promptly and a payment in cash for the difference in the exercise price and the change in control price will be made to the executive. The number of Performance Awards (as defined in the Stock Incentive Plan) payable to the executive out of the Stock Incentive Plan will be calculated using the greater of the target performance level or actual attainment of the Company from the beginning of the performance period through the change in control. To the extent that any benefits to the executive under the agreement triggers an excise tax to the executive, he will receive a "Grossed-Up" payment to negate the effects of such tax.

     The Company has entered into indemnification agreements with Dr. Curlander, and each of Messrs. Rooke, Morin and Cole, which require the Company to indemnify them against certain liabilities that may arise as a result of their status or service as officers of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report provides an explanation of the philosophy underlying the Company's executive compensation programs and details on how decisions were implemented during 2003 regarding the compensation paid to Dr. Paul J. Curlander, who serves as Chairman and Chief Executive Officer of the Company, and other executive officers of the Company. In developing the practices and policies described in this report, the Compensation and Pension Committee relied on the advice of outside consultants experienced in the design and implementation of executive compensation arrangements. The Compensation and Pension Committee is composed entirely of independent non-management Directors.

FRAMEWORK FOR COMPENSATION DECISIONS

     The Compensation and Pension Committee is responsible for setting and administering the policies governing base salary, incentive compensation and stock-based compensation for the Company's executive officers, including the CEO, and other key members of management. The key elements of executive compensation are base salary, annual incentive compensation and long-term incentive compensation. The Compensation and Pension Committee regularly reviews the compensation paid to executive officers and periodically conducts reviews of the Company's compensation practices, including its employee benefit plans. The Compensation and Pension Committee's compensation decisions are based on an evaluation of the Company's performance, comparative compensation data and each executive officer's performance. Company performance is measured against internally established performance criteria. Comparative compensation data is collected from surveys conducted by human resources consulting firms. The Company utilized information regarding each executive officer's title, position, responsibilities, experience, length of time in position, current compensation and compensation history (including base salary increases, incentive compensation awards and long-term incentive compensation awards) to functionally match each executive officer to positions reported in the compensation surveys using a peer group of companies. Competitive rates of base pay and total annual cash compensation were determined for each executive officer position by performing analyses of the survey compensation data. The Company then established compensation ranges for each senior management position by comparing its target and actual compensation to market values at various levels to ensure competitiveness. The Company targets base salary and annual cash compensation at the 50th percentile (median) and the 65th percentile, respectively, based on target performance. Stock option grant levels were established based on competitive survey data and an evaluation of each executive's contribution to business results. The Company regularly reviews its compensation policies and practices, including the rates of compensation paid to executive officers and its employee benefit plans, with outside consultants.

     In 2003, the Compensation and Pension Committee directly engaged additional outside consultants. The consultants reviewed the Company's executive compensation policies and practices surrounding base salary, annual incentive compensation, and long-term incentive compensation. The consultants advised the Compensation and Pension Committee regarding the Company's executive pay practices relative to peer companies and the market in general.

THE COMPANY'S EXECUTIVE COMPENSATION PHILOSOPHY

     The Compensation and Pension Committee has consistently applied the following philosophy in making its recommendations or decisions on the compensation paid or awarded to its executive officers:

     - Establish a pay-for-performance philosophy and policy that places a meaningful portion of each executive's compensation at risk in alignment with stockholders' risk, commensurate with the executive's ability to affect operating results, and which can significantly differentiate compensation awards based on corporate, business unit and individual performance and the ability of the executive to affect those results;

     - Provide incentives to executives to achieve a level of performance consistent with the Company's strategic business objectives and reward them for their achievement;

     - Provide total compensation opportunities which are market competitive, are subject to associated downside risk and offer significant upside opportunities based on performance, thus allowing the Company to compete for and retain outstanding, talented and highly motivated executives who are vital to the Company's long-term success; and

     - Align the interests of executives with the long-term interests of the stockholders through incentive award opportunities that are linked to the long-term performance of the Company and that result in the ownership of the Company's Class A Common Stock.

BASE SALARY

     As discussed above, the Compensation and Pension Committee determines base salaries for executive officers by evaluating the responsibilities of the position held, the experience of the individual and time in position, and by reference to the information compiled from compensation surveys regarding the competitive marketplace for executive talent, including a comparison to base salaries for comparable marketplace positions. Salary adjustments are based on a periodic evaluation of the performance of the Company and of each executive officer, and also take into account new responsibilities as well as changes in the competitive marketplace.

     In 2003, Lexmark invested its salary increases in employees other than the CEO and his direct reports, and did not provide merit base pay increases to these executives, other than to reflect promotions or other significant job changes. These actions reflected the Company's priorities in a challenging business environment.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards are structured to become payable to the Company's executive officers upon the attainment of pre-established annual financial and individual performance objectives; the CEO's annual incentive compensation structure is based on the achievement of annual financial goals established by the Compensation and Pension Committee. The annual incentive compensation opportunity is determined for each executive officer based on the survey data for annual incentive awards and total compensation published in the survey sources referenced above. Consistent with the Company's pay-for-performance philosophy, executives' total cash compensation is highly leveraged. As discussed above, the Company benchmarks base salary at the 50th percentile (median) and annual cash compensation (i.e. base salary plus bonus opportunity) at the 65th percentile of the survey data based on target performance. The 2003 annual incentive compensation award payable to each executive officer was determined based upon achievement of performance factors that varied based upon the executive officer's position, level of responsibility and particular business unit. For 2003, corporate and business unit performance were measured with reference to revenue, operating income and cash cycle. Individual performance was measured against specific goals established for each executive officer with emphasis on such officer's corporate responsibilities and the particular needs of his or her business unit. The weighting of the various performance criteria varied based on position. The aggregate amount available to pay that portion of the annual incentive award that is based on the corporate and individual performance objectives is based upon the Corporation's achievement of its pre-established objectives. The portion of the annual incentive that is based on attainment of business unit objectives is paid upon the achievement of the pre-established business unit objectives. Failure to meet the threshold of the pre-established objectives for both the corporation and the business unit results in no annual incentive award being paid, unless certain market share gains are achieved, which allow for a reduced payment.

     Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to the Named Executive Officers in amounts in excess of $1 million unless the compensation is paid pursuant to predetermined performance objectives within the meaning of Section 162(m). To ensure deductibility of non-discretionary annual incentive awards, at the 1999 Annual Meeting of Stockholders certain terms and conditions governing non-discretionary annual incentive awards which are subject to Section 162(m) were approved by the Company's stockholders. The Compensation and Pension Committee and the Board, however, reserve the right and ability to award incentives and adopt other compensation plans and arrangements that may not result in the deductibility of compensation expense for federal income tax purposes under Section 162(m). The Compensation and Pension Committee and the Board believe that it is essential to retain the ability to reward and motivate executives based on the assessment of an individual's performance, even though some or all of any such discretionary payments may not be deductible due to the requirements of Section 162(m). Accordingly, the Compensation and Pension Committee reserves the right to award discretionary incentive awards, which may not be deductible under Section 162(m), to executive officers. Any such incentive payments would be based on the Compensation and Pension Committee's qualitative assessment of the applicable executive's individual performance and contribution. It is the Compensation and Pension Committee's intent that any portion of future discretionary annual incentive awards which would not be deductible to the Company be deferred by the executive officer until such time or times as payment of these amounts would be deductible to the Company. Such deferrals may be in the form of Deferred Stock Units pursuant to the Company's Stock Incentive Plan.

LONG-TERM INCENTIVE COMPENSATION

  Long-Term Awards

     In 2000, the Compensation and Pension Committee granted stock options with performance-accelerated vesting provisions to Dr. Curlander and Messrs. Rooke, Morin and Cole. Each option, granted at an exercise price of $109.4375, has a ten-year term and will become vested and exercisable on August 7, 2009, subject to normal vesting provisions. The accelerated vesting and exercise schedule for the options was based upon the performance of the Company for the four-year period January 1, 2000 through December 31, 2003 as compared to three targeted objectives -- earnings per share, shareholder value add and revenue. Vesting and exercisability with respect to each option grant would have been accelerated to December 31, 2003 if the Company's performance met or exceeded the target performance level for each of the three objectives. At its February 2004 meeting, the Compensation and Pension Committee determined that the minimum objectives for the 2000-2003 performance period had not been met, resulting in no accelerated vesting of these performance-based stock options.

     In 2003, the Company established a Long-Term Incentive Plan to reward the achievement of specific financial objectives over a three-year performance cycle. Under this program, certain executive officers, including each of the Named Executive Officers, will be eligible for a cash award at the end of each cycle based on the achievement of the financial objectives, which are established by the Compensation and Pension Committee. For the award granted in 2003, the cycle began January 1, 2003 and ends December 31, 2005 and the performance goals relate to revenue, operating income, and cash cycle. (See Long-Term Incentive Plan - Awards in Last Fiscal Year)

  Stock Options

     The grant of stock option awards is intended to foster and promote the long-term financial success of the Company and to materially increase shareholder value by motivating superior performance by employees. By providing employees with an ownership interest in the Company, their interests are aligned with those of the Company's stockholders and enable the Company to attract and retain the services of an outstanding management team upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. As discussed above, stock option grant levels are determined based upon competitive survey data, prior option grants and an evaluation of each executive's contribution to business results.

  Deferred Stock Units

     The Compensation and Pension Committee may also make deferred stock unit awards under the Stock Incentive Plan. This type of award entitles a participant to elect to defer receipt of all or a portion of his or her annual compensation and/or annual incentive compensation, and receive in lieu thereof an award of deferred stock units (the "Elective Units"). The Compensation and Pension Committee may also grant to such recipient an additional award of deferred stock units with a value equal to 20% of the compensation deferred (the "Supplemental Units"). The Elective Units, together with any dividend equivalents credited with respect thereto, are fully vested at all times. The Supplemental Units, together with any dividend equivalents credited with respect thereto, will become vested, in full, on the fifth anniversary of the date the compensation deferred would otherwise have been paid, subject to continued employment.

  Restricted Stock Units

     The Compensation and Pension Committee believes that, in select instances, restricted stock units are an appropriate and useful complement to other long-term incentive awards to help ensure the retention of executive officers. There were no restricted stock unit awards for the Named Executive Officers in 2003. At the February 2001 Board of Directors' meeting, the Compensation and Pension Committee approved the grant of restricted stock units to Dr. Curlander. Approximately one-third of these restricted stock units vested on the second anniversary and approximately one-third will vest on each of the fourth and sixth anniversaries of the date of grant.

CEO COMPENSATION

     For 2003, Dr. Curlander received annual salary in the amount of $875,000. His annual base salary was not increased in 2003. Dr. Curlander's annual incentive compensation award is based on the achievement of annual financial goals established by the Compensation and Pension Committee. For 2003, Dr. Curlander's maximum incentive is 0.5% of operating income as reported in the Company's 2003 income statement, subject to an overall maximum of $2.5 million. At the February 25, 2004 Compensation and Pension Committee meeting, the Committee approved a payment of $1,630,000 as Dr. Curlander's annual incentive award in respect of 2003 performance. In addition to the cash compensation described above, in February 2003, Dr. Curlander was granted 150,000 non-qualified stock options, which vest in equal installments over five years.

The Compensation and Pension Committee
of the Board of Directors

B. Charles Ames, Chair
Frank T. Cary
William R. Fields
Stephen R. Hardis
Martin D. Walker

PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Class A Common Stock with a broad performance indicator, the S&P Composite 500 Stock Index, and an industry index, the S&P 500 Information Technology Index, for the period from December 31, 1998 to December 31, 2003. The graph assumes that the value of the investment in the Class A Common Stock and each index were $100 at December 31, 1998 and that all dividends were reinvested.

                                    [GRAPH]

                                   12/31/98   12/31/99   12/29/00   12/31/01   12/31/02   12/31/03
                                   --------   --------   --------   --------   --------   --------
Lexmark..........................    $100       $180       $ 88       $117       $120       $157
S&P 500 Index....................     100        121        110         97         76         97
S&P 500 Information Technology
  Index..........................     100        179        106         78         49         72

Standard & Poor's has replaced the S&P Technology Sector Index shown in 2002 and prior years' Proxy Statements with the S&P 500 Information Technology Index shown above.

                   REPORT OF THE FINANCE AND AUDIT COMMITTEE

     The Finance and Audit Committee (the "Committee") is comprised of five nonemployee directors, Ms. Beck, Mr. Gomory, Mr. Hardymon, Mr. Holland and Mr. Maples. The Committee operates pursuant to a written charter which is attached as Exhibit A to this Proxy Statement. After reviewing the qualifications of the Committee members, and any relationships that they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (i) all Committee members are "independent" as that term is defined by Section 10A of the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange, (ii) all Committee members are "financially literate" as that term is defined by the listing standards of the New York Stock Exchange and (iii) Ms. Beck is an "audit committee financial expert" as that term is defined by the applicable rules established by the Securities and Exchange Commission.

     Company management has primary responsibility for preparing the Company's financial statements and the financial reporting process, including the system of internal control over financial reporting. PricewaterhouseCoopers LLP ("PwC"), the Company's independent auditors, is responsible for performing an audit and expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles. The Committee's responsibility is to monitor and review these processes, acting in an oversight capacity. In this context, during 2003 the Committee met five times and held separate discussions with management, the Company's internal auditors and independent auditors. The Committee discussed with the Company's internal auditors and independent auditors the overall scope and plans for their respective audits. The Committee met regularly with the internal auditors and independent auditors, with and without management present, to discuss the results of their respective examinations, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees) with the independent auditors. The Committee received and reviewed a report prepared by PwC describing the firm's internal quality control procedures and any material issues raised by the firm's most recent internal quality-control review and peer review of the firm. The Committee received and reviewed the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Committee also considered whether the provision of the non-audit services provided by the independent auditors is compatible with the independent auditors' independence.

     In discharging its duties, the Committee met with management of the Company and PwC and reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2003. The Committee also discussed with PwC the critical accounting policies and practices used in the preparation of the Company's audited financial statements. Management and PwC have represented to the Committee that the audited financial statements for the year ended December 31, 2003 were prepared in accordance with generally accepted accounting principles.

     Based on the review and discussions with management, the internal auditors and the independent auditors referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee Charter, the Committee has recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements of the Company in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

The Finance and Audit Committee
of the Board of Directors

Teresa Beck, Chair
Ralph E. Gomory
James F. Hardymon
Robert Holland, Jr.
Michael J. Maples

                                   PROPOSAL 2

     APPROVAL OF THE COMPANY'S SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

VOTE REQUIRED

     Approval of the Lexmark International, Inc. Senior Executive Incentive Compensation Plan (the "Plan") described below will require the affirmative vote of the holders of a majority of the shares of Class A Common Stock represented and voting on this proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN. ONE OF THE PURPOSES OF STOCKHOLDER APPROVAL IS TO MAXIMIZE THE DEDUCTIBILITY OF CERTAIN PERFORMANCE-BASED COMPENSATION UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE. SIGNED PROXIES WILL BE VOTED FOR THIS PROPOSAL, UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

BACKGROUND

     On February 26, 2004, the Board of Directors adopted the Plan and recommended that the Plan be submitted to stockholders for approval at the Annual Meeting. The following summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is attached as Exhibit B. Capitalized terms used, but not defined herein, are defined in the Plan.

     Awards pursuant to the Plan are intended to qualify as performance-based compensation as defined by Section 162(m) of the Internal Revenue Code, as amended (the "Code"). Section 162(m) of the Code limits the deductibility of certain compensation in excess of $1 million per year paid to "covered employees," defined as the Company's Chief Executive Officer and its other four most highly-compensated executive officers as of the end of the Company's fiscal year.

     Compensation paid under the Plan will not be subject to the deduction limit if:

     - it is payable solely on account of the attainment of one or more pre-established, objective performance goals;

     - a compensation committee, which is comprised of two or more outside directors, establishes in writing the performance goals;

     - the Plan, which sets forth the material terms of the compensation and the performance goals under which the compensation is to be paid, is disclosed to and approved by stockholders before payment; and

     - the compensation committee certifies in writing that the performance goals and any other material terms have been satisfied before payment.

THE PLAN

     The Plan will be administered by the Compensation and Pension Committee of the Board of Directors (the "Committee"), which is comprised solely of independent outside directors. The Committee will interpret the Plan, establish rules and regulations relating to the operation of the Plan, select Participants, determine any reductions in the amounts of any awards, make all determinations and take all other actions necessary or appropriate for the administration of the Plan.

     The pre-established, objective performance goal for each Performance Period during the term of the Plan, and the related award for each Participant, is based on the Company's Operating Income for such Performance Period.

     The Plan includes the following features:

     Performance Period: The Performance Period is defined as the Company's fiscal year or any other shorter fiscal period designated by the Committee with respect to which an award may be granted.

     Participant: Employees covered under the Plan will include the Company's Chief Executive Officer and any of the Company's four other most highly compensated executive officers named in the proxy statement for the applicable Performance Period ("covered employees" under Section 162(m) of the Code), unless otherwise determined by the Committee in its sole discretion.

     Operating Income: Operating income will be defined as operating income or such accounting equivalent as defined by accounting principles generally accepted in the United States from time to time, and reported in the Company's income statement for the fiscal year covered by the Performance Period, adjusted to eliminate the effect of any unusual nonrecurring items.

     Maximum Award: Each year a Participant may be entitled to receive an award equal to six-tenths of one percent of Operating Income (as defined above). For Performance Periods shorter than 12 months, the Maximum Award will be equal to six-tenths of one percent of Operating Income multiplied by a fraction, the numerator of which is equal to the number of full and partial months in the Performance Period and the denominator of which is equal to 12.

     Committee Discretion: The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce, but may not increase, the award to any Participant for any Performance Period (including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce awards under the Plan for each Performance Period at such time or times following the close of the Performance Period as the Committee shall deem appropriate. The reduction in the amount of an award to any Participant for a Performance Period shall have no effect on the amount of the award to any other Participant for such Performance Period.

     Award Certification and Payment: Prior to the payment of any awards under the Plan, the Committee must certify in writing the Maximum Award payable to each Participant for the applicable Performance Period. Awards may be paid immediately or deferred, following the Committee certification, in the form of cash, stock, restricted stock, stock options, other stock-based or stock-denominated units or any combination thereof determined by the Committee. In the event that awards are delivered in stock or its equivalent, the shares will be sourced from the Lexmark International, Inc. Stock Incentive Plan, or any other prior or successor plan adopted or assumed by the Company.

     Amendments: The Committee may amend the terms and conditions of the Plan at any time and from time to time, provided, however, that no amendment of the Plan shall adversely affect a Participant's rights to, or interest in, an award granted prior to the date of the amendment unless the Participant shall have agreed thereto in writing. No amendment of the Plan is permitted without the consent of the Company's stockholders if such consent would be required under
Section 162(m) of the Code, the Securities Exchange Act of 1934, as amended, the New York Stock Exchange listing standards, or any other applicable law, rule or regulation. No amendment shall increase the Maximum Award of any Participant.

     Termination:  The Committee may terminate the Plan at any time.

                                   PROPOSAL 3

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

VOTE REQUIRED

     Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 will require the affirmative vote of the holders of a majority of the shares of Class A Common Stock represented and voting on this proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL. SIGNED PROXIES WILL BE VOTED FOR THIS PROPOSAL, UNLESS STOCKHOLDERS SPECIFY A DIFFERENT CHOICE IN THEIR PROXIES.

SUMMARY

     The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent auditors to audit its consolidated financial statements for the 2004 fiscal year. During the 2003 fiscal year, PricewaterhouseCoopers LLP served as the Company's independent auditors and also provided certain tax services. The aggregate fees billed or to be billed to the Company by PricewaterhouseCoopers LLP for services performed during the fiscal years ended December 31, 2003 and 2002 are as follows. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

                                                                 2003         2002
                                                              ----------   ----------
Audit Fees(1)...............................................  $2,107,815   $1,478,000
Audit-Related Fees(2).......................................     157,745      293,000
Tax Fees(3).................................................   1,108,183    1,625,000
All Other Fees(4)...........................................         -0-      128,000

---------------

(1) Audit Fees consist of fees for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, certain attest audits and accounting consultations concerning financial accounting and reporting standards.

(3) Tax Fees consist of fees for federal, state and international tax compliance, tax consulting and expatriate tax services.

(4) All Other Fees incurred during 2002 consist of fees for an information systems consulting engagement.

     All fees for services incurred in 2003 were approved by the Finance and Audit Committee. The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent public accountants' independence. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and to respond to appropriate questions. Although the Company is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Finance and Audit Committee will reconsider the appointment.

POLICY REGARDING FINANCE AND AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

     In April 2003, the Finance and Audit Committee adopted a policy regarding the pre-approval of all audit and permissible non-audit services to be provided to the Company by the independent auditors. On an annual basis, the Finance and Audit Committee is required to review and consider for approval the annual audit engagement terms and fees for the coming year, which includes the audit of the Company's annual financial statements (including required quarterly reviews) and required subsidiary audits. At the same time, the Committee also reviews and considers for approval annually recurring and planned audit-related and tax services to be provided to the Company in the coming year. All of the services reviewed and approved on an annual basis are approved at an estimated fee and require additional pre-approval by the Committee during the year if the estimated fee is expected to be exceeded. All other permissible services to be provided by the independent auditors at a fee in excess of $25,000 are required to be specifically pre-approved by the Chair of the Finance and Audit Committee, and, at the discretion of the Chair, may require approval by the entire Committee.

     In considering the pre-approval of services to be provided by the independent auditors, the Finance and Audit Committee is mindful of the relationship between fees for audit and non-audit services, and may determine for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services classified as all other services.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     If a holder of the Company's Class A Common Stock wishes to present a proposal for consideration at next year's Annual Meeting, any such proposal must be received at the Company's offices at One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Corporate Secretary, on or before November 18, 2004. In addition, the Company's By-Laws provide that in order for any stockholder to nominate a Director or propose to transact any corporate business at an Annual Meeting of Stockholders, the stockholder must have given written notice, by certified mail, to the Secretary of the Company, which must be received by the Secretary of the Company not less than 60 nor more than 120 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year's Annual Meeting of Stockholders. If the date of the Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the first anniversary of the preceding year's Annual Meeting, the notice must be received by the Secretary not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

                               PROXY SOLICITATION

     The Company is making this proxy solicitation and will bear the cost of the solicitation. In addition to the solicitation of proxies by use of the mail, proxies may be solicited by Directors, officers and regularly engaged employees or agents of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their out-of-pocket expenses.

                          ATTENDANCE AT ANNUAL MEETING

     The 2004 Annual Meeting of Stockholders will be held at 8:00 a.m. on Thursday, April 22, 2004, at the Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky 40511.

     Admission to the meeting is limited to stockholders of the Company or their designated representatives. One admission ticket to the meeting is attached to each proxy used. If you intend to attend the meeting, please detach and retain the admission ticket and check the "I plan to attend the meeting" box on the form of proxy itself to validate the admission ticket. Only ticket-holders will be admitted to the Annual Meeting.

                                 OTHER MATTERS

     The management knows of no other matters which are likely to be brought before the meeting, but if any such matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

     The Securities and Exchange Commission rules allow for the delivery of a single Annual Report and Proxy Statement to households at which two or more stockholders reside with the proper consent of the stockholders. Accordingly, beneficial owners sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Annual Report and Proxy Statement, unless the beneficial owner has provided contrary instructions. Individual proxy cards or voting instruction forms (or telephonic or electronic voting facilities) will, however, continue to be provided for each beneficial owner account. In addition, upon the written or oral request of a beneficial owner residing at a shared address to which a single copy of the Company's Annual Report and Proxy Statement are delivered, the Company will deliver an additional copy of such documents at its own cost.

     THE COMPANY WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST AND THE PAYMENT OF A REASONABLE DUPLICATING CHARGE, COPIES OF ANY EXHIBITS TO ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS IN WRITING FOR COPIES OF ANY SUCH MATERIALS SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEXMARK INTERNATIONAL, INC., ONE LEXMARK CENTRE DRIVE, LEXINGTON, KENTUCKY 40550.

                                          /s/ Vincent J. Cole
                                              Vincent J. Cole
                                              Secretary
March 18, 2004

                                                                       EXHIBIT A

                          LEXMARK INTERNATIONAL, INC.
                      FINANCE AND AUDIT COMMITTEE CHARTER

MISSION STATEMENT

     The mission of the Finance and Audit Committee ("the Committee") is to assist the Board of Directors ("the Board") in fulfilling its oversight responsibilities with respect to:

          1. the systems of internal controls which management has established;

          2. the integrity and transparency of the Company's financial statements;

          3. the Company's compliance with legal and regulatory requirements;

          4. the Company's policies related to risk assessment and risk management;

          5. the independent auditors' qualifications and independence;

          6. the performance of the independent auditors' and the Company's internal audit functions; and

          7. the Company's financial strategy and policies, capital structure, share repurchase and dividend policy and capital expenditures.

     In performing its duties, the Committee will maintain effective working relationships with the Board, and oversight of the independent auditors, the internal auditors, and the financial management of the Company. The independent auditors shall be ultimately accountable to the Committee, and the Committee shall have the ultimate authority and responsibility for their appointment, compensation and to assess their performance. To effectively perform his or her role, each Committee member will obtain an understanding of the responsibilities of Committee membership as well as the Company's business operations and risks.

ORGANIZATION

     The members of the Committee will be appointed by the Board. The Committee shall be composed solely of Directors who are "independent" of management and the Company, as defined by the listing requirements of the New York Stock Exchange. A Director who does not meet certain of these requirements may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required for the best interests of the Company and its stockholders and an exemption from the Securities and Exchange Commission independence requirements exists. There shall be at least three Directors on the Committee each of whom, as determined by the Board, shall be financially literate and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC. No Committee member shall simultaneously serve on the audit committees of more than two other public companies, unless the Board of Directors determines that such service would not impair the member's ability to effectively serve on the Committee.

     The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

RESPONSIBILITIES

     It is the overriding responsibility of the Committee to oversee management, the independent auditors and the internal auditors. It is the responsibility of management to ensure that adequate internal controls are in place and that financial reports are completed in conformity with accounting principles generally accepted in the United States of America ("GAAP"). The responsibility of the Committee is one of oversight and due diligence.

INTERNAL CONTROLS

     - Periodically review management's actions to set the appropriate "control culture" by communicating the importance of internal control and management of risk.

     - Review with management, the independent auditors, the Company's director of internal audit, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for improvement.

     - Review the controls and processes implemented by management relating to the financial statements and the underlying financial systems, and the relevant standards and requirements applicable thereto.

FINANCIAL REPORTING

     - Gain an understanding of the current areas of greatest financial risk and how the management monitors and controls such exposures.

     - Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on financial reporting.

     - Review the scope of the proposed independent audit for the current year and the audit procedures to be utilized.

     - Review the annual financial statements and the results of the audit performed in conjunction with such statements. Review the Company's disclosures in the "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K. Provide all information necessary for compliance with the reporting requirements of the Securities and Exchange Commission and the New York Stock Exchange.

     - Discuss with the independent auditors (a) all critical accounting policies and practices to be used and any changes in accounting policies,
       (b) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of such alternative disclosures and treatments, and the accounting treatment "preferred" by the independent accountants and (c) any other material written communications with management, such as a management letter or schedule of unadjusted differences. Discuss with the independent auditors the matters relating to the conduct of the annual audit and quarterly reviews that are required to be raised by the independent accountants under generally accepted auditing standards, including any audit or review problems, difficulties or issues with management and management's response thereto and the independent auditors judgment about the quality of the Company's accounting principles as applied in its financial reporting.

     - Discuss with management, independent auditors and internal auditors the substance and quality of reserves, judgments, and estimates used in the financial statements, and the issues that may have an impact on such reserves and estimates.

     - Discuss earnings press releases and quarterly filings, as well as financial information and earnings guidance provided to analysts and rating agencies with management and the independent auditors on a timely basis.

INTERNAL AUDIT

     - Review the activities, resources and organizational structure of the internal audit department.

     - Review and concur in the appointment, promotion, reassignment or dismissal of the director of internal audit.

     - Review the proposed internal audit plan for the coming year with a view toward addressing key areas of risk and appropriate coordination with the external auditors.

     - Review the results of completed internal audits and significant deviations from the internal audit plan.

     - Review significant findings and recommendations made by the internal auditors and management's proposed response and subsequent actions.

INDEPENDENT AUDITOR

     - Periodically review the appointment, compensation, retention, dismissal, and oversight of the work by the independent auditors, and report on all such matters to the Board.

     - Discuss with the independent auditors the scope of their annual audit, key risk areas, how the audit plans responds to the risk of financial statement fraud, and approves modifications to the annual audit plan.

     - At least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

     - Ensure the receipt from the independent auditor on a periodic basis of a formal written statement delineating all relationships between the independent auditor and the Company (consistent with Independence Standards Board Standard 1) that may impact their objectivity and independence and actively engage in a dialogue with the independent auditor with respect to any disclosed relationship or services being performed by the independent auditor that may impact their objectivity and independence. After considering the disclosed relationships and whether the provision of the services is compatible with maintaining the independent auditor's independence, if necessary, take, or recommend that the Board take, appropriate action in response to such disclosure to satisfy itself of the independent auditor's independence.

     - In connection with the independent auditors annual audit plan review and pre-approve all audit (including statutory audits, comfort letters, etc.) and non-audit services and fees planned to be provided, and approve in advance any additional audit and non-audit services and fees proposed to be provided from time to time.

COMPLIANCE AND RISK

     - Discuss policies with respect to risk assessment and risk management.

     - Understand the major legal and compliance risks facing the Company, how management addresses those risks, what impact the risks have on the financial statements, and how management monitors for emerging risks.

     - Periodically review the results of the Company's employee compliance assessment of its Code of Business Conduct and report to the Board.

     - Periodically review with management environmental compliance policies, programs and significant matters.

     - Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

FINANCE RELATED AREAS

     - Review with management and make recommendations to the Board related to the following areas:

      - The Company's financing strategy

      - Debt and equity financings

      - The global corporate legal and tax structure

      - Share repurchases

      - Dividend policy

      - Status and results of major capital projects

GENERAL RESPONSIBILITIES

     - Provide an open environment of communication among the internal auditors, the independent auditors and the Board of Directors.

     - Meet, as required, with the director of internal audit, the independent auditors, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

     - Establish procedures for receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including anonymous submissions by employees.

     - If the Committee determines it to be appropriate, institute special investigations and/or hire and direct special counsel, experts or advisors at the expense of the Company.

     - On an annual basis, review and reassess the adequacy of the Committee's charter and, if necessary, recommend changes to the Corporate Governance and Public Policy Committee.

     - Perform an annual performance evaluation of the Committee.

     - Maintain minutes or other records of meetings and activities of the Committee.

     - Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

     - Review and approve in advance the employment by the Company of any employee or former employee of the independent auditors who worked on the Company's account at any time during the three year period prior to such employment; provided, however, that the Committee shall not approve the Company's employment of any employee or former employee of the independent auditors who performed audit, review or attest services within the one year period prior to employment by the Company.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America. Nor is it the duty of the Committee to conduct investigations or to assure compliance by the Company and the independent auditors with laws and regulations and their policies and procedure.

                                                                       EXHIBIT B

                          LEXMARK INTERNATIONAL, INC.
                  SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

1.  PURPOSE

     The purpose of the Lexmark International, Inc. Senior Executive Incentive Compensation Plan is to permit Lexmark International, Inc. (the "Company"), through awards of annual incentive compensation which satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code, to attract and retain executives and to motivate these executives to promote the profitability and growth of the Company.

2.  DEFINITIONS

     "AWARD" shall mean the amount granted to a Participant by the Committee for a Performance Period.

     "BOARD" shall mean the Board of Directors of the Company.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMITTEE" shall mean the Compensation and Pension Committee of the Board or any subcommittee thereof which meets the requirements of Section 162(m)(4)(C) of the Code.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "MAXIMUM AWARD" shall mean for each Participant, six-tenths of one percent of Operating Income.

     "OPERATING INCOME" shall mean operating income or such accounting equivalent as defined by accounting principles generally accepted in the United States ("GAAP") from time to time, and reported in the Company's income statement for the full fiscal year covered by the Performance Period, adjusted to eliminate the effect of any unusual nonrecurring items.

     "PARTICIPANT" shall mean, for each Performance Period, each executive officer of the Company who is a "covered employee" (as defined in Section 162(m) of the Code) for that Performance Period, unless otherwise determined by the Committee in its sole discretion.

     "PERFORMANCE PERIOD" shall mean the Company's fiscal year or any other shorter period designated by the Committee with respect to which an Award may be granted.

     "PLAN" shall mean the Lexmark International, Inc. Senior Executive Incentive Compensation Plan, as amended from time to time.

     "STOCK PLANS" shall mean the Lexmark International, Inc. Stock Incentive Plan, as amended and restated April 30, 2003, and as further amended from time to time, and/or any prior and successor stock plans adopted or assumed by the Company.

3.  ADMINISTRATION

     The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine any reduction in the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders and the Participants and their respective successors and assigns. No member of the Committee shall be eligible to participate in the Plan.

4.  DETERMINATION OF AWARDS

     (a) The Maximum Award for the Performance Period shall be equal to six-tenths of one percent of Operating Income. For Performance Periods shorter than 12 months, the Maximum Award shall be equal to six-tenths of one percent of Operating Income multiplied by a fraction, the numerator of which is equal to the number of full and partial months in the Performance Period and the denominator of which is equal to 12.

     (b) Following the end of each Performance Period, the Committee may determine to grant to any Participant an Award, which may not exceed the Maximum Award specified in paragraph (a) of this section for such Participant.

     (c) The Committee, in its sole discretion, based on any factors the Committee deems appropriate, may reduce, but may not increase, the Maximum Award to any Participant for any Performance Period (including reduction to zero if the Committee so determines). The Committee shall make a determination of whether and to what extent to reduce Awards under the Plan for each Performance Period at such time or times following the close of the Performance Period as the Committee shall deem appropriate. The reduction in the amount of an Award to any Participant for a Performance Period shall have no effect on the amount of the Award to any other Participant for such Performance Period.

5.  PAYMENT OF AWARDS

     Prior to the payment of any Awards under the Plan, the Committee must certify in writing the Maximum Award payable to a Participant and the actual amount of the individual's Award. Each Participant shall be eligible to receive, as soon as practicable after the amount of such Participant's Award for a Performance Period has been determined, payment of all or a portion of that Award. Awards may be paid immediately or deferred following the Committee certification, in cash, stock, restricted stock, stock options, other stock-based or stock-denominated units or any combination thereof determined by the Committee. Equity or equity-based awards may be granted under the terms and conditions of the applicable Stock Plan. Payment of the Award may be deferred in accordance with a written election by the Participant pursuant to procedures established by the Committee.

6.  AMENDMENTS

     The Committee may amend the terms and conditions of the Plan at any time and from time to time, provided that no such amendment that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code, the Exchange Act, the listing standards of the New York Stock Exchange or any other applicable law, rule or regulation, shall be effective without such consent. No such amendment which adversely affects a Participant's rights to, or interest in, an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto in writing. No such amendment shall increase the Maximum Award of any Participant above the amount described in Section 4 above.

7.  TERMINATION

     The Committee may terminate this Plan at any time. In such event, and notwithstanding any provision of the Plan to the contrary, payment of deferred amounts plus any earnings may be accelerated with respect to any affected Participant in the discretion of the Committee and paid as soon as practicable; but in no event shall the termination of the Plan adversely affect the rights of any Participant to deferred amounts previously awarded such Participant, plus any earnings thereon.

8.  OTHER PROVISIONS

     No Participant or other person shall have any claim or right to receive an Award under this Plan until such Award is actually received. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Executive any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to its executive officers under any other plan, agreement or arrangement.

     (b) The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant's death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

     (c) The Company shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law or due and payable to the Company by the Participant.

     (d) All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

     (e) If any provision of this Plan would cause Awards not to constitute "qualified performance-based compensation" under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

     (f) No member of the Committee or the Board, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

     (g) The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant shall be limited to those of a general unsecured creditor.

9.  EFFECTIVE DATE

     The Plan shall be effective as of January 1, 2005, subject to approval by the stockholders of the Company in accordance with Section 162(m) of the Code.

                                                                     APPENDIX I



                                ADMISSION TICKET


           If you intend to attend the Annual Meeting, please be sure to check the "I plan to attend the meeting" box on the
                           reverse side of the Proxy.




           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                       OF
                           LEXMARK INTERNATIONAL, INC.


The undersigned hereby appoints Paul J. Curlander, Gary E. Morin and Vincent J. Cole attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of stock of Lexmark International, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held April 22, 2004 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND "FOR" PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.


                           LEXMARK INTERNATIONAL, INC.
                                 P.O. BOX 11101
                           NEW YORK, N.Y. 10203-0101



       To include any comments, please mark this box.  [   ]

[Reverse Side of Proxy]

                                Annual Meeting of
                                  Stockholders
                           Lexmark International, Inc.

                                 APRIL 22, 2004
                                    8:00 A.M.
                              Embassy Suites Hotel
                                1801 Newtown Pike
                            Lexington, Kentucky 40511


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

[ ] MARK, SIGN, DATE AND RETURN                              [ ]
    THE PROXY CARD PROMPTLY                        VOTES MUST BE INDICATED
    USING THE ENCLOSED ENVELOPE.                  [X] IN BLACK OR BLUE INK.

1.   ELECTION OF DIRECTORS -- TERMS TO EXPIRE IN 2007

         FOR  [ ]      WITHHOLD  [ ]      EXCEPTIONS*  [ ]
         ALL           FOR ALL

     Nominees:  (Frank T. Cary, Paul J. Curlander, Martin D. Walker and
                James F. Hardymon).

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS*" BOX AND WRITE THAT NOMINEE'S NAME ON THE FOLLOWING BLANK LINE.)

     Exceptions*
                 -----------------------------------------------------------

2.   APPROVAL OF THE COMPANY'S SENIOR        FOR      AGAINST     ABSTAIN
     EXECUTIVE INCENTIVE COMPENSATION
     PLAN.                                  [   ]      [   ]       [   ]

3.   RATIFICATION OF THE APPOINTMENT OF
     PRICEWATERHOUSECOOPERS LLP AS THE
     COMPANY'S INDEPENDENT AUDITORS FOR     [   ]      [   ]       [   ]
     THE COMPANY'S FISCAL YEAR ENDING
     DECEMBER 31, 2004.

4.   IN THEIR DISCRETION UPON SUCH
     OTHER BUSINESS AS MAY PROPERLY
     COME BEFORE THE MEETING OR ANY
     ADJOURNMENT OR POSTPONEMENT
     THEREOF.

       I plan to attend the meeting                    [   ]

       To change your address, please mark this box.   [   ]





Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date        Share Owner sign here            Co-Owner sign here


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